EXHIBIT 99.1

Investor and Media Inquiries: David Pitts Argot Partners 212-600-1902	Eric Bjerkholt Sunesis Pharmaceuticals Inc. 650-266-3717

Sunesis Prices $15.5 Million Offering

SOUTH SAN FRANCISCO, Calif., (October 1, 2010) – Sunesis Pharmaceuticals, Inc. (NASDAQ: SNSS) announced today the pricing of an underwritten offering of approximately 44.1 million units, each consisting of one share of its common stock and a warrant to purchase 0.5 of a share of its common stock, at a public offering price of $0.35 per unit, for gross proceeds of approximately $15.5 million. The net proceeds from this offering are expected to be approximately $14.3 million, after deducting the underwriting discount and estimated offering expenses payable by Sunesis. The offering is expected to close on or about October 6, 2010, subject to customary closing conditions. The warrants will become exercisable six months after issuance at an exercise price of $0.42 per share, and will expire five years from the date of issuance. The shares of common stock and warrants are immediately separable and will be issued separately.

Cowen & Company, LLC is acting as the sole lead underwriter and ThinkEquity LLC is acting as co-underwriter in this offering. Sunesis anticipates using the net proceeds from the offering for funding VALOR, the planned pivotal Phase 3 clinical trial of vosaroxin in combination with cytarabine in patients with relapsed or refractory acute myeloid leukemia, and for working capital and general corporate purposes.

The securities described above are being offered by Sunesis pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on May 20, 2010. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement, and, when available, the final prospectus supplement, as well as the accompanying prospectus relating to this offering may be obtained on the SEC’s website or from the offices of Cowen and Company, LLC (c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department (631) 254-7106).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the treatment of hematologic and solid tumor cancers. Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, vosaroxin, in multiple indications to improve the lives of people with cancer.

This press release contains forward-looking statements, including statements regarding Sunesis’ expectations regarding the completion and anticipated use of proceeds of the public offering. Words such as “anticipates,” “expected,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties related to the satisfaction of the conditions to the closing of the public offering and risks related to Sunesis and its business, which will impact Sunesis’ ability to use the proceeds of the public offering for the currently intended uses. Risk factors related to Sunesis and its business are discussed under “Risk Factors” and elsewhere in Sunesis’ preliminary prospectus supplement with respect to the offering that is described in this press release, Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS and the logo are trademarks of Sunesis Pharmaceuticals, Inc.